Exhibit 99.1

VIRGIN MEDIA — FULL YEAR AND FOURTH QUARTER 2012 RESULTS

A YEAR OF STRONG CUSTOMER GROWTH

London, England, February 5, 2013 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the year and quarter ended December 31, 2012.

Solid financial performance

•                              Revenue up 2.7% to £4,101m for the year; up 1.6% to £1,040m for the quarter

•                              OCF(1) up 4.0% to £1,654m for the year; up 4.4% to £442m for the quarter

•                  Operating income of £699m for the year; £209m for the quarter

•                              FCF(2) down 4.9% to £473m for the year; down 1.4% to £138m for the quarter

•                  Net cash provided by operating activities of £1,040m for the year; £232m for the quarter

•                              Average number of shares in issue reduced 12% in the year with the repurchase of 21m shares

Multiple sources of high quality revenue growth

•                              Cable revenue up 3.0% for the year; up 3.8% in the quarter

•                  Net cable customer additions of 88,700 in the year, 42,700 in the quarter

•                  Cable ARPU up 2.1% to £48.87 in the quarter

•                              On-going improvement of customer base mix in the quarter

•                  TiVo customers increased 896,900 in the year, 187,300 in the quarter

•                  Paying TV customers(3) increased 210,000 in the year, 59,900 in the quarter

•                  Superfast broadband customers (30Mb and above) increased 1.5m in the year, 419,400 in the quarter

•                              Business division revenue up 5.2% for the year; down 4.5% in the quarter

Neil Berkett, Chief Executive Officer of Virgin Media, said: “2012 was a year of record cable customer growth, where mainstream demand for superfast broadband and TiVo has led to lower churn and a strong increase in new subscribers. Combined with growth in our business division, we have delivered solid financial progress.”

Note: The notes preceding the Appendices relating to non-GAAP financial measures and other matters and the Appendices to this earnings release are considered an integral part of the financial and operational information in this release. Financial and statistical information is as at and for the three months ended December 31, 2012, unless otherwise stated. Comparisons of financial and operating statistics are to the fourth quarter of 2011, unless otherwise stated. Where financial information is given for the year ended December 31, 2012, any comparisons are to the year ended December 31, 2011 unless otherwise stated.

Contacts

Investor Relations:
Richard Williams:	+44 (0)1256 753037 / richard.williams@virginmedia.co.uk
Phil Rudman:	+44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media:
Gareth Mead:	+44 (0) 20 7909 3289 / gareth.mead@virginmedia.co.uk

Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will not be a conference call to specifically discuss these results. However, there will be a conference call to discuss the combination transaction with Liberty Global, Inc. Details of that conference call can be found in the press release detailing that transaction.

Liberty Global

On February 5, 2013, Liberty Global, Inc. and Virgin Media Inc. announced that they had entered into an agreement, subject to shareholder approvals, pursuant to which Liberty Global, Inc. will acquire Virgin Media Inc. in a stock and cash merger.  For further information, please see the press release announcing the proposed merger and other documents filed or to be filed with the SEC as further detailed at the end of this release.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Lynx Europe Limited, a company that has been established in connection with the transaction, will file a registration statement with the Securities and Exchange Commission (SEC), which will include a joint proxy statement of Virgin Media Inc. and Liberty Global, Inc.  VIRGIN MEDIA STOCKHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT/JOINT PROXY STATEMENT WHEN IT BECOMES AVAILABLE (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.   Investors may obtain a free copy of the registration statement/joint proxy statement (when it becomes available) and other relevant documents filed by Liberty Global and Virgin Media with the SEC at the SEC’s Web site at http://www.sec.gov.  The joint proxy statement and such other documents filed by Virgin Media with the SEC may also be obtained for free from the Investor Relations section of Virgin Media’s web site (www.virginmedia.com) or by directing a request to Virgin Media Limited, Media House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP, UK, Attention: Investor Relations.  Copies of documents filed by Liberty Global with the SEC may also be obtained for free from the Investor Relations section of Liberty Global’s website (www.lgi.com) or by directing a request to Liberty Global, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations.

Virgin Media and Liberty Global and their respective directors, executive officers and other members of their respective management and employees are deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed transaction.  Information concerning the interests of Virgin Media’s participants in the solicitation, which may be different than those of Virgin Media’s stockholders generally, is set forth in Virgin Media’s proxy statement relating to its 2012 annual meeting of stockholders filed with the SEC on April 30, 2012.  Information concerning the interests of Liberty Global’s participants in the solicitation, which may be different than those of Liberty Global’s stockholders generally, is set forth in Liberty Global’s proxy statement relating to its 2012 annual meeting of stockholders filed with the SEC on April 27, 2012.  Additional information regarding the interests of those deemed participants in the proposed transaction will be included in the registration statement/joint proxy statement to be filed with the SEC in connection with the proposed transaction.

Forward-looking statements

Various statements contained in this release may include “forward-looking statements”, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance  Words like “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “may”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or budgeted, whether expressed or implied, by these forward-looking statements.

These factors include the following factors relating to the proposed transaction:

•                              The ability to obtain governmental and regulatory approvals of the transaction on a timely basis;

•                              Failure to realize the anticipated benefits and synergies of the transaction, including as a result of a delay in completing the transaction or an increase in costs associated with integration or a delay or difficulty in integrating the businesses of Virgin Media and Liberty Global;

•                              Limitation on the ability of Lynx Europe Limited, Liberty Global and/or Virgin Media to incur new debt in connection with the transaction;

•                              Any disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers;

•                              The outcome of litigation which may arise in connection with the transaction;

•                              Failure to receive the approval of the stockholders of either Liberty Global or Virgin Media for the transaction; and

•                              The impact of legislative, regulatory and competitive changes and other risk factors relating to the industry in which Virgin Media and Liberty Global operate, as detailed from time to time in the reports of Virgin Media and Liberty Global filed with the SEC.

In addition, factors relating to the ordinary course operation of our business are discussed under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2011, or the 2011 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 21, 2012 and on Form 10-Q for the three months ended September 30, 2012 as filed with the SEC on October 31, 2012. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.  Virgin Media cautions that the foregoing list of important factors that that may affect future results is not exhaustive.

SUMMARY FINANCIAL RESULTS

	3 Months ended		Year ended
	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
	£m	£m	£m	£m
Revenue
Cable	714.9	688.5	2,804.0	2,721.8
Mobile	143.1	142.2	554.8	552.9
Non-cable	16.4	19.9	71.4	79.7
Consumer segment - Total	874.4	850.6	3,430.2	3,354.4
Business segment	165.3	173.1	670.3	637.4
Total Revenue	1,039.7	1,023.7	4,100.5	3,991.8

OCF	442.2	423.7	1,653.5	1,590.2

Operating income	208.6	166.3	699.1	540.2

FCF	137.6	139.6	473.1	497.7

Net cash provided by operating activities	232.1	294.4	1,039.7	1,149.1

SELECTED CONSUMER OPERATIONS STATISTICS

	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
	000’s	000’s	000’s	000’s

Consumer cable customers	4,894.3	4,805.6	4,894.3	4,805.6

Consumer cable products
Broadband	4,272.2	4,102.9	4,272.2	4,102.9
Television	3,795.5	3,763.1	3,795.5	3,763.1
Telephone	4,179.1	4,132.7	4,179.1	4,132.7
	12,246.8	11,998.7	12,246.8	11,998.7

Mobile - contract	1,708.9	1,523.9	1,708.9	1,523.9

	3 Months ended		Year ended
	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
	000’s	000’s	000’s	000’s

Consumer cable customer net additions	42.7	15.0	88.7	5.6

Net consumer cable product additions (disconnections)
Broadband	62.7	30.0	169.3	91.8
Television	17.1	1.1	32.4	(15.7)
Telephone	21.4	(8.3)	46.4	(29.0)
	101.2	22.8	248.1	47.1

Mobile - contract	38.0	102.5	185.0	313.1

Cable ARPU(4)	£48.87	£47.85	£48.34	£47.31

Mobile ARPU(5)	£15.13	£15.46	£14.91	£14.91

OVERVIEW

A year of sustainable revenue growth

Total revenue for the year was up 2.7% to £4.1bn. Gross margin(6) expanded to 60.3%, while SG&A increased by 2.7%, mainly due to a planned increase in marketing expenses. This resulted in OCF increasing by 4.0% to £1,654m. Operating income rose 29% to £699m.

Free Cash Flow was down 4.9% to £473m for the year as OCF growth and lower interest expense was offset by the an incremental £102m investment in our broadband speed upgrade programme. Net cash provided by operating activities was down 9.5% to £1,040m.

We repurchased 20.5m shares during the year, reducing our average share count by 11.5%.

Improved cable revenue growth

Full year consumer cable revenue increased by 3.0% to £2.8bn driven by 2.2% cable ARPU growth and 1.8% growth in the customer base during the year. Consumer cable revenue growth for the quarter was 3.8%,

Cable customer net additions were 88,700 in the full year which is a record for Virgin Media and a significant improvement on the 5,500 added in 2011. Net additions for the quarter were 42,700 with gross additions increasing 2.8% while gross disconnections fell 11.7%, a year-on-year improvement for the fifth quarter in a row. This led to churn improving from 1.3% to 1.1%.

We added a net 112,700 triple-play customers in the year and 36,800 during the quarter, increasing triple-play penetration to 64.9% compared to 63.7% a year ago.

Strong demand for superfast broadband and TiVo

A year ago we introduced new product “Collections” which included superfast broadband, TiVo and HD TV as standard. These were created to meet increasingly widespread consumer demand for better connectivity and next generation entertainment by further differentiating our products from those of our competitors.

During 2012, the number of customers on superfast speeds (30Mb and above) increased by 1.5m, including 419,400 during the last quarter, taking the total to 2.176m or 51% of our broadband base. Total broadband net additions in the year were 169,300, with 62,700 in the quarter compared to 30,000 a year ago.

Demand for even faster speeds remains strong with around 41% of new broadband subscribers taking speeds of 60Mb or higher during Q4. Our programme to double the broadband speeds of over 4m customers is on track with 76% of our network upgraded for the new faster speeds.

At the same time, the recognized appeal of our TiVo service is driving pay TV growth. We added 896,900 more TiVo customers during 2012, including 187,300 in the fourth quarter to reach a total of 1.33m or 35% of our TV customer base. This uptake has helped to drive the overall number of paying TV customers, which increased by 210,000 in the year, including 59,900 in the final quarter.

We launched our Virgin TV Anywhere service towards the end of the year which allows our TV customers to stream up to 45 live channels to tablets and smartphones, with even more content available online, including thousands of hours of on demand programming. It also allows Virgin Media TiVo customers to connect to their TiVo boxes to manage their recordings wherever they are.

We continue to add more TV content to all our entertainment services. After the period end, we introduced two further HD channels from Turner Broadcasting, bolstering the total number of HD channels available to our customers to 39.

Mobile — continued contract revenue growth

Full year mobile revenue was £554.8m, which was relatively flat compared to 2011 as strong contract revenue growth was offset by prepay revenue decline and regulatory changes to mobile termination rates (“MTR”). Contract service revenue increased 8.9% to £399.8m in 2012, while prepay service revenue declined by 18% to £140.7m. The MTR change reduced the amount of inbound mobile revenue we received by approximately £24.1m. Mobile revenue would have increased by approximately 4.5% excluding this regulatory factor. Due to a similar associated reduction in interconnect costs for our mobile and fixed line businesses from these regulatory rates changes, the impact on group OCF of the MTR changes was broadly neutral.

Mobile revenue grew by 0.6% or £0.9m in the quarter as a 4.6% growth in contract service revenue to £102.3m was offset by a 16% prepay service revenue decline to £34.9m and an approximate £6.5m regulatory MTR impact.

We increased our contract mobile base by 38,100 in the quarter. The total contract base increased 12% from a year ago to 1.7m, while our prepay subscriber base reduced by 32,100 compared to a decline of 53,500 in the comparable period last year.

At the quarter-end, we had approximately 834,600 cable households with at least one Virgin Mobile contract, which is up 15% year-on-year. These homes had around 1.2m contract mobiles. We also estimate we have a further 202,500 cable households with at least one of our prepay phones, meaning total mobile penetration of the cable base is around 21%, providing further significant growth opportunities to cross-sell to the remaining 79%.

Quad-play penetration, where a household takes all three cable products and at least one mobile phone service, increased to around 15.8% of our residential cable customer base, compared to around 14.5% a year ago. We have approximately 774,600 quad-play customers, which is up 11% year-on-year.

Growing Business data

Full year Virgin Media Business (“VMB”) revenue was £670.3m, up 5.2% on 2011 mainly due to growth in data revenues. VMB accounted for 30% of group revenue growth. We have continued to make steady progress during the year with new product launches and strategic contract wins.

In the quarter, VMB revenue was £165.3m, down 4.5% mainly due to declining voice revenues and reduced wholesale data revenue partially offset by growth in retail data.

During the quarter, we concluded agreements to enhance our provision of high capacity connectivity to two existing customers, by modifying or extending these tailored solutions. At the same time we negotiated separate agreements for the provision of offnet, last mile Ethernet circuits from both counterparties, which gives us greater choice and therefore lower costs going forward when looking at providing off net solutions for our business customers.

On signing these high capacity connectivity agreements we became entitled to a combined £12 million under these contracts as up front cash payments. We have recognized these payments as deferred revenue on our balance sheet, rather than immediately in our profit and loss account. We expect to recognise substantially all this deferred revenue and OCF in our profit and loss account over the next three years.

VMB will also be linking up public sector organisations across Yorkshire and Humberside as part of a brand new Public Services Network (PSN) initiative. The network is one of the first PSN projects to be delivered through the Government’s PSN connectivity and services frameworks and has the potential to connect up to 52 public service providers including local authorities, health, police and other services.

Retail data revenue was up 2.2% to £75.0m in the quarter. Retail voice revenue was down 14% to £33.8m, reflecting a continuation of the structural decline in this area. Wholesale data revenue was down 5.3% at £43.1m. Wholesale data revenue in the fourth quarter of 2011 had been particularly high. Wholesale voice revenue was down £2.2m at £5.0m. Local Area Network Solutions and other revenue was flat at £8.4m.

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2012

Comparisons of financial and operating statistics are to the fourth quarter of 2011, unless otherwise stated.

TOTAL REVENUE

Total revenue was up 1.6% to £1,040m, due to consumer revenue growth partially offset by a fall in business revenue.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation) were £405.8m, up 0.7% as higher consumer cost of sales were partially offset by lower business cost of sales and lower network and other operating costs. Gross margin percentage grew slightly from 60.6% to 61.0%.

SG&A fell by 2.7% to £191.7m reflecting lower employee and outsourcing and other costs, partially offset by increased marketing and facilities costs.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was up 4.4% at £442.2m, mainly due to improved revenue and gross margin and reduced SG&A expenses.

OPERATING INCOME

Operating income increased 25% to £208.6m, mainly due to the growth in revenue and gross margin, reduced SG&A and reduced amortization expense.

Depreciation expense was up 2.8% at £235.0m. The increase in depreciation expense was primarily a result of depreciation in respect of fixed asset additions with a generally shorter useful economic life than existing assets, combined with the acceleration of depreciation on certain assets that will no longer be required as a result of our re-tiering program, partially offset by fixed assets becoming fully depreciated.

No amortization expense was incurred, compared to £28.1m in the same quarter last year, as all intangible assets subject to amortization became fully amortized in the fourth quarter of 2011.

Income tax benefit

Over the last two decades we have invested over £13bn building our cable network and have incurred losses in operating that infrastructure. Under UK tax law certain of these investment costs and operating losses are offset against future operating profits, giving rise to deferred tax assets. We have historically recorded a full valuation allowance to reduce the value of these assets to zero.

Under US GAAP accounting principles, we are required to continually evaluate the need for a valuation allowance and have determined it is more likely than not that in future we will generate sufficient pre-tax income to utilise substantially all of our UK deferred tax assets related to unclaimed capital allowances and net operating losses. An important factor in our assessment was the fact that during 2012, we moved into a three year cumulative pre-tax profit position in the UK for the first time. Therefore, as required by the applicable accounting rules, we have reduced the valuation allowance, which has resulted in a non-cash income tax benefit of £2.6billion.

NET INCOME

Net income was £2.7bn compared to £48.2m in the fourth quarter last year. The improvement was mainly due to the reduction in the deferred tax asset valuation allowance outlined above.

CAPITAL EXPENDITURE

Fixed assets

Fixed asset additions (accrual basis)(7) in the quarter were down £18.3m to £208.7m. This was mainly due to the fourth quarter of 2011 including £30m in relation to conversion of TiVo operating leases to capital leases for set top boxes received prior to that quarter, together with lower spend on non-upgrade network activities and other projects, partially offset by £36.3m spent on our broadband speed upgrade in the fourth quarter of 2012.

The total purchase of fixed and intangible assets in the quarter was up £33.4m at £210.8m mainly due to a reduction in assets acquired under capital leases. Total purchase of fixed and intangible assets included £51.0m spent on the ongoing broadband speed upgrade programme

Fixed asset additions (accrual basis) in the full year were up 16% to £883.4m mainly due to increased spend on consumer premise equipment and scalable infrastructure related to the rollout of TiVo set top boxes and our broadband speed upgrade. We incurred £114.1m on the broadband speed upgrade programme in the year.

The total purchase of fixed and intangible assets for the year was £783.2m, which included £101.5m spent on the broadband upgrade programme. Excluding this amount, total purchase of fixed and intangible assets was £681.7m, which represents 16.6% of group revenue.

Leasing

The total amount of fixed assets acquired under capital leases was £10.6m in the quarter. We made principal payments on capital leases of £25.8m and the capital lease balance decreased from £244.2m at the end of the third quarter to £229.0m at the end of the fourth quarter. The interest charge on capital leases was £3.5m during the quarter.

For the full year, the total amount of fixed assets acquired under capital leases was £88.9m, which represented 2.2% of revenue. We made principal payments on capital leases of £97.4m and the capital lease balance decreased from £258.0m to £229.0m during the year. The interest charge on capital leases was £16.0m for the year.

Capital expenditure guidance

It is anticipated that Virgin Media’s cash capital expenditure (purchase of fixed and intangible assets) will remain 15% to 17% of revenue for 2013 and for future years. In addition, it is expected that the cost of fixed assets acquired under leases will continue to be no greater than 2% to 3% of revenue per annum, in line with recent years.

FREE CASH FLOW

Free Cash Flow for the quarter was down 1.4% to £137.6m mainly due to higher purchase of fixed and intangible assets, partially offset by increased OCF and lower net interest expense. Net cash provided by operating activities was down 21% at £232.1m mainly due to the premia paid on the redemption of debt partially offset by increased operating income.

DEBT

Refinancing

During the quarter, we issued $900m of dollar-denominated 4.875% Senior Notes and £400m Senior Notes 5.125%, both due 2022.

The net proceeds were used to repurchase all of our $850m dollar-denominated and €180m euro-denominated 9.50% Senior Notes due 2016, and $93 million of our dollar-denominated 8.375% Senior Notes and £97m of our sterling-denominated 8.875% Senior Notes, both due 2019, and to pay approximately £113m in premia and related fees and expenses.

These transactions allow us to lower our ongoing interest costs and enhance our capital structure, by further extending our amortization schedule.

Year-end debt

As of December 31, 2012, total debt consisted of £750m outstanding under our Senior Credit Facility, £1,824m of Senior Notes, £2,582m of Senior Secured Notes, £544m of Convertible Senior Notes and £229m of capital leases and other indebtedness. Cash and cash equivalents were £206m. Net debt(8) was £5,723m at the quarter-end.

Interest expense was £94.1m, down 10.8% mainly due to lower average interest rates.

“Safe Harbour” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “think”, “strategy,” and similar expressions identify these forward- looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include the following:

•	We operate in highly competitive markets which may lead to a decrease in our revenue, increased costs, customer churn or a reduction in the rate of customer acquisition;
•	The sectors in which we compete are subject to rapid and significant changes in technology, and the effect of technological changes on our businesses cannot be predicted;
•	Our fixed line telephony is in decline and unlikely to improve;
•

A failure in our network and information systems could significantly disrupt our operations, which could have a material adverse effect on those operations, our business, our results of operations and financial conditions;

•	Unauthorized access to our network resulting in piracy could result in a loss of revenue;
•	We rely on third-party suppliers and contractors to provide necessary hardware, software or operational support and are sometimes reliant on them in a way which could economically disadvantage us;
•	The “Virgin” brand is not under our control and the activities of the Virgin Group and other licensees could have a material adverse effect on the goodwill towards us as a licensee;
•	Our inability to provide popular programming or to obtain it at a reasonable cost could potentially have a material adverse effect on the number of customers or reduce margins;
•	Adverse economic developments could reduce customer spending for our TV, broadband and telephony services and could therefore have a material adverse effect on our revenue;
•	We are subject to currency and interest rate risks;
•	We are subject to tax in more than one jurisdiction and our structure poses various tax risks;
•	Virgin Mobile relies on Everything Everywhere’s networks to carry its communications traffic;
•	We do not insure the underground portion of our cable network and various pavement-based electronics associated with our cable networks;
•

We are subject to significant regulation, and changes in the U.K. and EU laws, regulations or governmental policy affecting the conduct of our business may have a material adverse effect on our ability to set prices, enter new markets or control our costs;

•

We have substantial indebtedness which may have a material adverse effect on our available cash flow, our ability to obtain additional financing if necessary in the future, our flexibility in reacting to competitive and technological changes and our operations;

•	We may not be able to fund our debt service obligations in the future; and
•	The covenants under our debt agreements place certain limitations on our ability to finance future operations and how we manage our business;

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2011, or the 2011 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 21, 2012. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Notes

Please see Appendix F for a reconciliation of all non-GAAP financial measures to their nearest GAAP equivalents.

(1) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure and the most directly comparable GAAP measure is operating income.

(2) Free Cash Flow, or FCF, is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure and the most directly comparable GAAP measure is net cash provided by operating activities.

(3) Paying TV base is our total TV customer base less those on packages which include a free TV service provided with a non-TiVo set top box.

(4) Full year Cable ARPU is calculated by dividing total annual revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated form our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in the period divided by twelve. The average number of customers is calculated by adding the number of customers at the start of the year and at the end of each month of the year and dividing by thirteen.

(5) Full year Mobile ARPU is calculated by dividing total annual mobile service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by twelve. The average number of customers is calculated by adding the number of customers at the start of the year and at the end of each month of the year and dividing by thirteen.

(6) Gross margin is revenue less operating costs. Gross margin percentage is revenue less operating costs, divided by revenue.

(7) Based on closing share price as of February 4, 2013 and 269.3m shares outstanding at December 31, 2012.

(8) Net Debt to OCF is Net Debt divided by OCF on a hedged last twelve months basis. It is hedged Net Debt divided by OCF for the last twelve months. Net Debt and Net Debt to OCF are non-GAAP financial measures. See Appendix F for calculations.

(9) Fixed asset additions (accrual basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets. Fixed asset additions (accrual basis) is a non-GAAP financial measure and the most directly comparable GAAP measure is purchase of fixed and intangible assets.

(10) Net Debt is long term debt inclusive of current portion, less cash and cash equivalents. Net debt is a non-GAAP financial measure and the most directly comparable GAAP measure is long term debt (net of current portion.)

Appendices:

A)	Financial Statements

• Condensed Consolidated Statements of Comprehensive Income
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statements of Cash Flows
• Quarterly Condensed Consolidated Statements of Comprehensive Income
• Quarterly Condensed Consolidated Statements of Cash Flows
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Cable Operations Statistics
C2)	Non-Cable Operations Statistics
C3)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E1)	Fixed Asset Additions (Accrual Basis)
E2)	Capital Lease Activity
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in £ millions, except per share data) (unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	£1,039.7	£1,023.7	£4,100.5	£3,991.8

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	405.8	402.9	1,629.2	1,605.6
Selling, general and administrative expenses	191.7	197.1	817.8	796.0
Restructuring and other charges	(1.4)	0.7	2.7	8.4
Depreciation	235.0	228.6	951.7	923.2
Amortization	—	28.1	—	118.4
	831.1	857.4	3,401.4	3,451.6
Operating income	208.6	166.3	699.1	540.2

Other income (expense)
Interest expense	(94.1)	(105.5)	(398.5)	(440.8)
Loss on extinguishment of debt	(129.2)	—	(187.8)	(47.2)
Share of income from equity investments	—	—	—	18.6
Gain (loss) on disposal of equity investments	—	0.8	—	(7.2)
Gain (loss) on derivative instruments	80.2	(10.2)	148.1	(50.7)
Foreign currency loss	(0.8)	(3.2)	(6.3)	(2.4)
Interest income and other, net	0.3	(1.2)	6.8	82.6
Income from continuing operations before income taxes	65.0	47.0	261.4	93.1
Income tax (expense) benefit	2,592.0	1.2	2,591.2	(16.0)
Income from continuing operations	2,657.0	48.2	2,852.6	77.1
Loss on discontinued operations, net of tax	—	—	—	(1.2)
Net income	£2,657.0	£48.2	£2,852.6	£75.9
Other Comprehensive income, net of tax
Currency translation adjustment	£(1.1)	£(0.9)	£11.3	£(12.7)
Net (losses) gains on derivatives, net of tax	(19.8)	(0.2)	(130.3)	(24.2)
Reclassification of derivative gains (losses) to net income, net of tax	4.7	(1.3)	94.2	1.0
Pension liability adjustment, net of tax	(12.8)	(20.1)	(11.0)	(20.6)
Other Comprehensive income, net of tax	£(29.0)	£(22.5)	£(35.8)	£(56.5)
Comprehensive income	£2,628.0	£25.7	£2,816.8	£19.4

Per share amounts
Income from continuing operations
Basic earnings per share	£9.88	£0.16	£10.40	£0.25
Diluted earnings per share	£8.19	£0.16	£8.75	£0.24

Net income
Basic earnings per share	£9.88	£0.16	£10.40	£0.24
Diluted earnings per share	£8.19	£0.16	£8.75	£0.24

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.16	$0.16

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value)

	December 31,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	£206.3	£300.4
Restricted cash	1.9	1.9
Accounts receivable - trade, less allowances for doubtful accounts of £9.0 (2012) and £10.9 (2011)	443.8	435.4
Derivative financial instruments	6.1	9.5
Prepaid expenses and other current assets	103.2	97.0
Deferred income taxes	52.9	—
Total current assets	814.2	844.2
Fixed assets, net	4,512.2	4,602.7
Goodwill and other indefinite-lived assets	2,017.5	2,017.5
Derivative financial instruments	461.6	347.9
Deferred financing costs, net of accumulated amortization of £50.6 (2012) and £44.0 (2011)	61.5	75.7
Deferred income taxes	2,586.1	—
Other assets	51.2	50.8
Total assets	£10,504.3	£7,938.8

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£349.3	£304.4
Accrued expenses and other current liabilities	319.6	373.1
Derivative financial instruments	8.1	16.7
VAT and employee taxes payable	85.5	88.4
Interest payable	67.7	106.8
Deferred revenue	316.7	311.8
Current portion of long term debt	77.1	76.6
Total current liabilities	1,224.0	1,277.8
Long term debt, net of current portion	5,852.0	5,778.5
Derivative financial instruments	101.9	53.6
Deferred revenue and other long term liabilities	168.8	190.0
Total liabilities	7,346.7	7,299.9

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2012 and 2011) shares; issued and outstanding 269.3 (2012) and 286.7 (2011) shares	1.4	1.6
Additional paid-in capital	3,658.9	3,866.6
Accumulated other comprehensive income	(5.8)	30.0
Accumulated deficit	(496.9)	(3,259.3)
Total shareholders’ equity	3,157.6	638.9
Total liabilities and shareholders’ equity	£10,504.3	£7,938.8

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Year ended
	December 31,
	2012	2011

Operating activities:
Net income	£2,852.6	£75.9
Loss from discontinued operations	—	1.2
Income from continuing operations	2,852.6	77.1

Adjustments to reconcile income from continuing operations to net cash provided provided by operating activities:
Depreciation and amortization	951.7	1,041.6
Non-cash interest	(0.6)	10.5
Share based compensation	20.9	22.5
Loss on extinguishment of debt, net of cash prepayment premiums	35.7	31.7
Income from equity accounted investments, net of dividends received	—	(0.6)
Unrealized gains on derivative instruments, net of cash settlements	(160.6)	12.8
Unrealized foreign currency (gain) loss	(1.2)	0.9
Loss on disposal of equity investments	—	7.2
Income taxes	(2,588.1)	19.6
Other	—	7.0
Changes in operating assets and liabilities, net of effect from business disposals	(70.7)	(81.2)
Net cash provided by operating activities	1,039.7	1,149.1

Investing activities:
Purchase of fixed and intangible assets	(783.2)	(656.7)
Proceeds from sale of fixed assets	2.6	2.2
Principal repayments on loans to equity investments	—	108.2
Acquisitions, net of cash acquired	(0.6)	(14.6)
Disposal of equity investments, net	(2.5)	243.4
Other	—	2.8
Net cash used in investing activities	(783.7)	(314.7)

Financing activities:
New borrowings, net of financing costs	1,441.7	977.0
Repurchase of common stock	(330.2)	(635.0)
Proceeds from employee stock option exercises, net of taxes reimbursed	8.2	17.5
Principal payments on long term debt	(1,317.2)	(1,315.8)
Principal payments on capital leases	(97.7)	(79.2)
Proceeds from settlement of cross currency interest rate swaps	(26.0)	65.5
Dividends paid	(27.3)	(31.1)
Net cash used in financing activities	(348.5)	(1,001.1)

Cash flow from discontinued operations:
Net cash used in operating activities	—	(10.4)
Net cash used in discontinued operations	—	(10.4)

Effect of exchange rate changes on cash and cash equivalents	(1.6)	(2.0)
(Decrease) increase in cash and cash equivalents	(94.1)	(179.1)
Cash and cash equivalents, beginning of period	300.4	479.5
Cash and cash equivalents, end of period	£206.3	£300.4

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£406.9	£435.2

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in £ millions, except per share data) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Revenue	£1,039.7	£1,027.7	£1,026.9	£1,006.2	£1,023.7

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	405.8	403.3	403.2	416.9	402.9
Selling, general and administrative expenses	191.7	201.7	211.6	212.8	197.1
Restructuring and other charges	(1.4)	(0.8)	(0.5)	5.4	0.7
Depreciation	235.0	243.5	233.0	240.2	228.6
Amortization	—	—	—	—	28.1
Total costs and expenses	831.1	847.7	847.3	875.3	857.4
Operating income	208.6	180.0	179.6	130.9	166.3
Other income (expense)
Interest expense	(94.1)	(100.2)	(98.6)	(105.6)	(105.5)
Loss on extinguishment of debt	(129.2)	—	—	(58.6)	—
Gain on sale of equity investments	—	—	—	—	0.8
Gain (loss) on derivative instruments	80.2	44.0	(20.6)	44.5	(10.2)
Foreign currency gain (loss)	(0.8)	0.3	(1.4)	(4.4)	(3.2)
Interest income and other, net	0.3	0.2	6.0	0.3	(1.2)
Income from continuing operations before income taxes	65.0	124.3	65.0	7.1	47.0
Income tax (expense) benefit	2,592.0	(0.4)	(0.3)	(0.1)	1.2
Income from continuing operations	2,657.0	123.9	64.7	7.0	48.2
Discontinued operations
Loss on disposal, net of tax	—	—	—	—	—
Loss on discontinued operations, net of tax	—	—	—	—	—
Net income	£2,657.0	£123.9	£64.7	£7.0	£48.2
Other Comprehensive income, net of tax
Currency translation adjustment	(1.1)	9.5	(6.6)	9.5	(0.9)
Net (losses) gains on derivatives, net of tax	(19.8)	(75.6)	31.5	(66.4)	(0.2)
Reclassification of derivative gains (losses) to net income, net of tax	4.7	57.0	(29.3)	61.8	(1.3)
Pension liability adjustment, net of tax	(12.8)	0.6	1.2	—	(20.1)
Comprehensive income	£2,628.0	£115.4	£61.5	£11.9	£25.7

Per share amounts
Income from continuing operations
Basic earnings per share	£9.88	£0.46	£0.23	£0.02	£0.16
Diluted earnings per share	£8.19	£0.41	£0.22	£0.02	£0.16

Net income
Basic earnings per share	£9.88	£0.46	£0.23	£0.02	£0.16
Diluted earnings per share	£8.19	£0.41	£0.22	£0.02	£0.16

Average number of shares outstanding	268.9	269.8	276.2	282.3	294.1

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions, except per share data) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Operating activities
Net income	£2,657.0	£123.9	£64.7	£7.0	£48.2
Loss on discontinued operations	—	—	—	—	—
Income from continuing operations	2,657.0	123.9	64.7	7.0	48.2

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	235.0	243.5	233.0	240.2	256.7
Non-cash interest	(30.2)	32.0	(20.3)	17.9	(3.6)
Share based compensation	3.8	3.4	6.1	7.6	5.3
Loss on extinguishment of debt, net of cash prepayment premiums	25.2	—	—	10.5	—
Income from equity accounted investments, net of dividends received	—	—	—	—	—
Unrealized losses (gains) on derivative instruments, net of cash settlements	(83.3)	(48.4)	17.6	(46.5)	(16.8)
Foreign currency (gains) losses	(0.1)	(0.4)	—	(0.7)	0.6
Gain on disposal of equity investments	—	—	—	—	(0.8)
Income taxes	(2,592.2)	1.1	1.6	1.4	(2.1)
Other	—	—	—	—	1.7
Changes in operating assets and liabilities	16.9	9.4	(71.7)	(25.3)	5.2
Net cash provided by operating activities	232.1	364.5	231.0	212.1	294.4

Investing activities
Purchase of fixed and intangible assets	(210.8)	(202.7)	(185.6)	(184.1)	(177.4)
Proceeds from the sale of fixed assets	0.5	0.4	0.8	0.9	0.7
Principal repayments on loans to equity investments	—	—	—	—	—
Acquisitions, net of cash acquired	—	—	—	(0.6)	—
Disposal of equity investments, net	—	—	—	(2.5)	2.4
Other	—	—	—	—	0.3
Net cash (used in) provided by investing activities	(210.3)	(202.3)	(184.8)	(186.3)	(174.0)

Financing activities
New borrowings, net of financing costs	1,026.1	—	99.7	315.9	(0.2)
Repurchase of common stock	—	(112.6)	(60.3)	(157.3)	(188.0)
Proceeds from employee stock option exercises, net of taxes reimbursed	8.8	1.5	—	(2.1)	3.1
Principal payments on long term debt	(902.9)	(100.1)	(0.1)	(314.1)	(50.1)
Principal payments on capital leases	(25.9)	(21.7)	(28.8)	(21.3)	(16.5)
Proceeds from settlement of cross currency interest rate swaps	(28.3)	—	—	2.3	—
Dividends paid	(6.6)	(6.6)	(7.1)	(7.0)	(7.4)
Net cash provided by (used in) financing activities	71.2	(239.5)	3.4	(183.6)	(259.1)

Cash flow from discontinued operations
Net cash used in operating activities	—	—	—	—	—
Net cash used in discontinued operations	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.2)	0.2	(1.5)	0.8
(Decrease) increase in cash and cash equivalents	92.9	(77.5)	49.8	(159.3)	(137.9)
Cash and cash equivalents at beginning of period	113.4	190.9	141.1	300.4	438.3
Cash and cash equivalents at end of period	£206.3	£113.4	£190.9	£141.1	£300.4

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£126.9	£72.8	£116.3	£90.9	£110.7

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Revenue
Consumer segment
Cable	£714.9	£704.7	£706.1	£678.3	£688.5
Mobile	143.1	136.8	136.4	138.5	142.2
Non-cable	16.4	17.6	18.4	19.0	19.9
Total	874.4	859.1	860.9	835.8	850.6
Business segment
Business	165.3	168.6	166.0	170.4	173.1

Total revenue	£1,039.7	£1,027.7	£1,026.9	£1,006.2	£1,023.7

Segment contribution
Consumer segment	£530.9	£521.9	£513.7	£486.7	£518.5
Business segment	102.4	95.5	91.7	91.2	102.9
Total segment contribution	633.3	617.4	605.4	577.9	621.4
Other operating and corporate costs	(191.1)	(194.7)	(193.3)	(201.4)	(197.7)
OCF (1)	442.2	422.7	412.1	376.5	423.7
Depreciation	(235.0)	(243.5)	(233.0)	(240.2)	(228.6)
Amortization	—	—	—	—	(28.1)
Restructuring and other charges	1.4	0.8	0.5	(5.4)	(0.7)
Consolidated operating income	£208.6	£180.0	£179.6	£130.9	£166.3

(1)         OCF is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF as a non-GAAP financial measure and the reconciliation of OCF to GAAP operating income.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Costs and expenses
Operating costs
Consumer cost of sales	£263.1	£245.1	£251.4	£255.5	£253.8
Business cost of sales	48.0	56.8	56.7	61.6	54.0
Network and other operating costs (1)	94.7	101.4	95.1	99.8	95.1
Total operating costs	£405.8	£403.3	£403.2	£416.9	£402.9

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£106.8	£110.0	£109.7	£116.0	£115.8
Marketing costs (3)	39.0	46.7	54.1	52.6	33.3
Facilities (4)	16.0	15.4	15.8	14.4	14.0
Other (5)	29.9	29.6	32.0	29.8	34.0
Total selling, general and administrative expenses	£191.7	£201.7	£211.6	£212.8	£197.1

(1)         Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)         Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)         Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)         Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)         Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CABLE OPERATIONS STATISTICS (excl Non-cable and Mobile Operations)

(data in 000’s except percentages, products, customers and ARPU)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Customers
Opening Customers	4,851.6	4,812.1	4,826.8	4,805.6	4,790.6
Gross adds	208.7	243.0	181.7	189.3	203.1
Gross disconnects	(166.0)	(203.5)	(196.4)	(168.1)	(188.1)
Net customer adds (disconnects)	42.7	39.5	(14.7)	21.2	15.0
Closing Customers	4,894.3	4,851.6	4,812.1	4,826.8	4,805.6

Monthly Cable customer churn %	1.1%	1.4%	1.4%	1.2%	1.3%

Products
Opening products	12,145.6	12,068.6	12,071.5	11,998.7	11,975.9
Net product adds (disconnects)	101.2	77.0	(2.9)	72.8	22.8
Closing products	12,246.8	12,145.6	12,068.6	12,071.5	11,998.7

Net product adds (disconnects)
Telephone	21.4	9.4	0.7	14.9	(8.3)
Television	17.1	10.7	(7.6)	12.2	1.1
Broadband	62.7	56.9	4.0	45.7	30.0
Total Net product adds (disconnects)	101.2	77.0	(2.9)	72.8	22.8

Products
Telephone	4,179.1	4,157.7	4,148.3	4,147.6	4,132.7
Television	3,795.5	3,778.4	3,767.7	3,775.3	3,763.1
Broadband	4,272.2	4,209.5	4,152.6	4,148.6	4,102.9
Total products	12,246.8	12,145.6	12,068.6	12,071.5	11,998.7

Products / Customer	2.50	2.50	2.51	2.50	2.50

Bundled Customers
Dual products	1,003.9	1,019.1	1,042.0	1,062.0	1,069.8
Triple products	3,174.3	3,137.5	3,107.3	3,091.3	3,061.6
Percentage of dual or triple products	85.4%	85.7%	86.2%	86.0%	86.0%
Percentage of triple products	64.9%	64.7%	64.6%	64.0%	63.7%

Cable ARPU (1)	£48.87	£48.73	£48.82	£46.95	£47.85
ARPU calculation:
Consumer cable revenue (millions)	£714.9	£704.7	£706.1	£678.3	£688.5
Average customers	4,875.9	4,820.6	4,821.1	4,816.6	4,796.9

(1)         Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

C2) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Customers
Opening Customers	203.9	218.6	233.0	248.2	261.3
Net customer (disconnects) adds	(11.1)	(14.7)	(14.4)	(15.2)	(13.1)
Closing Customers	192.8	203.9	218.6	233.0	248.2

Products
Opening products
Telephone	136.5	146.7	155.3	163.3	169.7
Broadband	203.9	218.6	233.0	248.2	260.7
	340.4	365.3	388.3	411.5	430.4

Net product adds (disconnects)
Telephone	(6.0)	(10.2)	(8.6)	(8.0)	(6.4)
Broadband	(11.1)	(14.7)	(14.4)	(15.2)	(12.5)
	(17.1)	(24.9)	(23.0)	(23.2)	(18.9)

Closing products
Telephone	130.5	136.5	146.7	155.3	163.3
Broadband	192.8	203.9	218.6	233.0	248.2
	323.3	340.4	365.3	388.3	411.5

C3) MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Contract Customers (1)(2)
Opening Contract Customers	1,670.9	1,641.9	1,588.0	1,523.9	1,421.4
Net contract customer adds	38.0	29.0	53.9	64.1	102.5
Closing Contract Customers (1)	1,708.9	1,670.9	1,641.9	1,588.0	1,523.9

Prepay Customers (2)
Opening Prepay Customers	1,360.7	1,384.8	1,420.0	1,513.4	1,566.9
Net prepay customer disconnects	(32.1)	(24.1)	(35.2)	(93.4)	(53.5)
Closing Prepay Customers	1,328.6	1,360.7	1,384.8	1,420.0	1,513.4

Total Closing Customers (2)	3,037.5	3,031.6	3,026.7	3,008.0	3,037.3

Mobile Revenue
Contract service revenue (millions) (3)	£102.3	£100.6	£99.6	£98.7	£97.6
Prepay service revenue (millions) (3)	34.9	33.2	34.9	36.4	41.4
Equipment revenue (millions)	5.9	3.0	1.9	3.4	3.2
	£143.1	£136.8	£136.4	£138.5	£142.2

Mobile ARPU (4)	£15.13	£14.72	£14.86	£14.96	£15.46
ARPU calculation:
Service revenue (millions)	£137.2	£133.8	£134.5	£135.1	£138.9
Average customers	3,023.6	3,030.8	3,017.1	3,009.7	2,995.5

(1)         Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)         Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)         The amount previously reported for contract service revenue has been increased by £1.4m for the three months ended September 30, 2012 to reflect credits applied to prepay customer accounts that had been reported against contract service revenue. Amounts reported for contract service revenue have been reduced by £1.2m for the three months ended March 31, 2012 and by £2.1m for the three months ended June 30, 2012, to reflect credits applied to contract customer accounts that had been reported against prepay service revenue. A corresponding decrease or increase has been included in prepay service revenue for each of these periods.

(4)         Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
				.	.
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	£442.2	£422.7	£412.1	£376.5	£423.7
Purchase of fixed and intangible assets	(210.8)	(202.7)	(185.6)	(184.1)	(177.4)
Interest expense (net) (1)	(93.8)	(100.0)	(98.1)	(105.3)	(106.7)

Free Cash Flow (FCF)	£137.6	£120.0	£128.4	£87.1	£139.6

(1)         For the three months ended June 30, 2012, interest expense (net) is shown exclusive of the reversal of a contingent liability of £5.5m which expired during the quarter and is included in interest income and other, net, in the condensed consolidated statements of comprehensive income.

E1)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA (National Cable Telecommunications Association) and is providing this information solely for comparative purposes. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

NCTA Fixed Asset Additions
Customer premises equipment (CPE)	£77.3	£84.3	£88.9	£96.2	£108.3
Scaleable infrastructure	60.0	51.5	76.2	62.9	56.6
Commercial	29.9	38.5	36.9	41.7	32.9
Line extensions	2.2	1.2	2.5	2.5	3.7
Upgrade/rebuild	8.0	8.6	9.7	7.3	7.9
Support capital	30.1	18.0	23.0	21.5	17.0
Total NCTA Fixed Asset Additions	207.5	202.1	237.2	232.1	226.4
Non NCTA Fixed Asset Additions	1.2	1.1	1.2	1.0	0.6
Total Fixed Asset Additions (Accrual Basis)	208.7	203.2	238.4	233.1	227.0

Fixed assets acquired under capital leases (1)	(10.6)	(24.7)	(30.1)	(23.5)	(61.2)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	12.7	24.2	(22.7)	(25.5)	11.6
Total Purchase of Fixed and Intangible Assets	£210.8	£202.7	£185.6	£184.1	£177.4

Comprising:
Purchase of Fixed Assets	210.8	202.7	185.6	184.1	177.4
Purchase of Intangible Assets	—	—	—	—	—
	£210.8	£202.7	£185.6	£184.1	£177.4

(1)         CPE and Fixed assets acquired under capital leases for the three months ended December 31, 2011 includes £55.5 million in relation to TiVo set-top boxes installed prior to the fourth quarter that were converted from operating leases to capital leases. See Appendix E2) Capital Lease Activity.

E2)  CAPITAL LEASE ACTIVITY

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Opening capital lease liability	£244.2	£241.0	£260.2	£258.0	£213.3
Additions	10.6	24.7	30.1	23.5	5.7
TiVo operating lease conversion	—	—	—	—	55.5
Principal payments on capital leases	(25.8)	(21.5)	(28.8)	(21.3)	(16.5)
Lease termination (1)	—	—	(20.5)	—	—
Closing capital lease liability	£229.0	£244.2	£241.0	£260.2	£258.0

Interest expense on capital leases	£3.5	£3.6	£4.5	£4.4	£4.0

(1)         During the three months ended June 30, 2012, we terminated certain capital leases for assets we longer need, resulting in a non-cash reduction of our capital lease liability and derecognition of the related assets.

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

•                  Net debt is long term debt inclusive of current portion, less cash and cash equivalents.

We also use non-GAAP measures in the calculation of certain ratios, such as Net debt/annualized OCF and Net debt/last twelve months OCF on both an as reported and unhedged basis. Net debt/annualized OCF is net debt divided by the last quarter of OCF multiplied by four. Net debt/last twelve months OCF is net debt divided by the last twelve months of OCF.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.   Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Our management considers net debt is a measure that is helpful for understanding our debt funding obligations and that net debt/annualized OCF and net debt/last twelve months OCF are helpful in understanding and analyzing our level of indebtedness in relation to our capital structure and earnings capabilities.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. We compensate for this limitation by separately measuring and forecasting working capital. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed and intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. The significant limitation associated with the use of net debt as compared to long term debt, net of current portion, is that net debt includes the current portion of long term debt. This measure also assumes that all of the cash and cash equivalents are available to service debt.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Net debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF, Fixed Asset Additions (Accrual Basis) or Net debt with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of OCF, FCF and Fixed Asset Additions (Accrual Basis) and Net debt to their nearest measure of financial performance in accordance with GAAP, and the calculations of Net debt/Annualized OCF and Net debt/Last Twelve Months OCF.

Reconciliations of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Year ended	Three months ended
	December 31,	December 31,	September 30,	June 30,	March 31,
	2012	2012	2012	2012	2012

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	£1,653.5	£442.2	£422.7	£412.1	£376.5

Reconciling items
Depreciation and amortization	(951.7)	(235.0)	(243.5)	(233.0)	(240.2)
Restructuring and other charges	(2.7)	1.4	0.8	0.5	(5.4)
Operating income	£699.1	£208.6	£180.0	£179.6	£130.9

	Year ended	Three months ended
	December 31,	December 31,	September 30,	June 30,	March 31,
	2011	2011	2011	2011	2011

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	£1,590.2	£423.7	£398.3	£392.1	£376.1

Reconciling items
Depreciation and amortization	(1,041.6)	(256.7)	(263.7)	(258.3)	(262.9)
Restructuring and other charges	(8.4)	(0.7)	(6.2)	1.1	(2.6)
Operating income	£540.2	£166.3	£128.4	£134.9	£110.6

Reconciliations of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	Dceember 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Free Cash Flow (FCF)	£137.6	£120.0	£128.4	£87.1	£139.6

Reconciling items (see Note below):
Purchase of fixed and intangible assets	210.8	202.7	185.6	184.1	177.4
Changes in operating assets and liabilities	16.9	9.4	(71.7)	(25.3)	5.2
Non-cash compensation	3.8	3.4	6.1	7.6	5.3
Non-cash interest	(30.2)	32.0	(20.3)	17.9	(3.6)
Share of net income of affiliates	—	—	—	—	—
Realized foreign exchange (losses) gains	(0.9)	(0.1)	(1.4)	(5.1)	(2.6)
Realized losses on derivatives	(3.1)	(4.4)	(3.0)	(2.0)	(27.0)
Restructuring and other charges	1.4	0.8	0.5	(5.4)	(0.7)
Income taxes	(0.2)	0.7	1.3	1.3	(0.9)
Debt redemption premium cost	(104.0)	—	—	(48.1)	—
Other (1)	—	—	5.5	—	1.7
Net cash provided by operating activities	£232.1	£364.5	£231.0	£212.1	£294.4

(1)         For the three months ended June 30, 2012, the reversal of a contingent liability of £5.5m is included in other, which is included within Interest income and other, net, in the condensed consolidated statement of comprehensive income.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Fixed Asset Additions (Accrual Basis)	£208.7	£203.2	£238.4	£233.1	£227.0

Fixed assets acquired under capital leases	(10.6)	(24.7)	(30.1)	(23.5)	(61.2)
Changes in liabilities related to fixed asset additions	12.7	24.2	(22.7)	(25.5)	11.6
Total Purchase of Fixed and
Intangible Assets	£210.8	£202.7	£185.6	£184.1	£177.4
Comprising:
Purchase of fixed assets	210.8	202.7	185.6	184.1	177.4
Purchase of intangible assets	—	—	—	—	—
	£210.8	£202.7	£185.6	£184.1	£177.4

Reconciliation of gross debt (including current portion) to net debt, and calculations of net debt (as reported and hedged) to last twelve months OCF

(in £ millions, except net debt / last twelve months OCF) (unaudited)

	As reported	At hedged rates	As reported	At hedged rates
	December 31, 2012	December 31, 2012 (1)	December 31, 2011	December 31, 2011 (1)
Bank Debt
Sterling denominated	£750.0	£750.0	£750.0	£750.0
Sterling denominated - revolving facility (utilised portion)	0.0	0.0	0.0	0.0

Senior Notes
$1,350m senior notes due 2016 (2)	0.0	0.0	849.2	835.9
€180m senior notes due 2016 (3)	0.0	0.0	145.3	158.6
$507m/$600m senior notes due 2019 (4)	309.3	306.7	380.6	362.9
£253m/£350m senior notes due 2019 (5)	250.3	253.5	345.2	350.0
$500m senior notes due 2022 (6)	308.9	313.6	—	—
$900m senior notes due 2022 (7)	555.9	560.0	—	—
£400m senior notes due 2022 (8)	400.0	400.0	—	—
£875m senior secured notes due 2018 (9)	865.9	875.0	864.4	875.0
$1,000m senior secured notes due 2018 (10)	611.2	615.7	635.4	615.7
$500m senior secured notes due 2021 (11)	350.5	308.9	353.1	308.9
£650m senior secured notes due 2021 (12)	754.1	650.0	722.4	650.0

Convertible Notes
$1,000 convertible senior notes due 2016 (13)	544.0	544.0	551.1	551.1

Capital Leases / Other	229.0	229.0	258.4	258.4

Gross debt (including current portion) (14)	5,929.1	5,806.4	5,855.1	5,716.5

Cash and cash equivalents	(206.3)	(206.3)	(300.4)	(300.4)

Net debt	£5,722.8	£5,600.1	£5,554.7	£5,416.1

Last twelve months OCF (15)	£1,653.5	£1,653.5	£1,590.2	£1,590.2
Net debt / last twelve months OCF	3.5	3.4	3.5	3.4

(1)                   Certain of the derivatives described below do not qualify in hedge accounting relationships under US GAAP. The hedged rate is defined as the amount in GBP we would repay at maturity relating to debt obligations, net of any payments or receipts on related derivative instruments.

(2)                   Face value of $1,350m hedged at $1.6149 to August 2016 at December 31, 2011. $500m were repurchased on March 28, 2012. $850m were repurchased on October 31, 2012 and November 30, 2012.

(3)                   Face value of €180m hedged to August 2016 at €1.1351. €180m were repurchased on October 31, 2012 and November 30, 2012,

(4)                   Face value of $500m and $600m hedged at $1.6539 and $1.6535 to October 2019, at December 31, 2012, and December 31, 2011, respectively. $92.9m were repurchased on November 9, 2012.

(5)                   Face value of £253.5m and £350m at December 31, 2012 and December 31, 2011, respectively. £96.5m were repurchased on November 9, 2012.

(6)                   Face value of $500m hedged to February 2022 at $1.5945.

(7)                   Face value of $900m hedged to February 2022 at $1.6070.

(8)                   Face value of £400m.

(9)                   Face value £875m.

(10)            Face value of $1,000m hedged to January 2018 at $1.6242.

(11)            The carrying value of the $500m 5.25% senior secured notes due 2021 has been increased by £42.9m and £45.7m as at December 31, 2012 and December 31, 2011 respectively, as a result of the application of fair value hedge accounting. Face value of $500m hedged to January 2021 at $1.6185.

(12)            The carrying value of the £650m 5.50% senior secured notes due 2021 has been increased by £109.1m and £78.2m as at December 31, 2012 and December 31, 2011 respectively, as a result of the application of fair value hedge accounting. Face value of £650m.

(13)            Face value of $1,000m.  Principal unhedged. Shown at GAAP net carrying value (principal after the unamortized discount of equity component).

(14)            The carrying value of gross debt is comprised of long term debt, net of current portion and the current portion of long term debt.

(15)            See Appendix F for a reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income for the three months and last twelve months ended December 31, 2012 and 2011.